SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (X) Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                FAC Realty, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

April 30, 1997




Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of FAC Realty, Inc. The meeting will be held on May 29, 1997 at 10:00 a.m. local time at the Homewood Suites Hotel, 100 Macalyson Court, Cary, North Carolina 27511. The formal notice and proxy statement for this meeting are attached to this letter.

It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

/s/ C. Cammack Morton

C. Cammack Morton

                                FAC REALTY, INC.

                        11000 REGENCY PARKWAY, SUITE 300
                                 CARY, NC 27511


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                             TO BE HELD MAY 29, 1997

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of FAC Realty, Inc., a Delaware corporation (the "Company"), will be held at the Homewood Suites Hotel, 100 Macalyson Court, Cary, NC 27511, on Thursday, May 29, 1997, at 10:00 a.m., local time, for the following purposes:

                  1. To elect seven directors to serve until the 1998 annual meeting or until their successors are duly elected and qualified;

                  2. To transact such other business as may properly come before the meeting and any adjournment thereof.

         Only stockholders of record at the close of business on March 31, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                             By Order of the Board of Directors

                                             /s/ Robin W. Malphrus

                                             Robin W. Malphrus, Esq.
                                             SECRETARY


Dated:  April 30, 1997

         YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION. PLEASE MAIL YOUR PROXY TODAY.

                                FAC REALTY, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FAC Realty, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's common stock (the "Common Stock") for use at the 1997 Annual Meeting of Stockholders to be held at the Homewood Suites Hotel, 100 Macalyson Court, Cary, NC 27511, on Thursday, May 29, 1997 at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy, together with the Company's 1996 Annual Report to Stockholders, are first being sent to stockholders on or about April 30, 1997.


                          INFORMATION CONCERNING PROXY
                             AND PROXY SOLICITATION

         The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at its principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting. There are no dissenters' rights with respect to any of the matters to be acted upon.

         The cost of preparing and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. Employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies.

                             PURPOSE OF THE MEETING

         At the Annual Meeting, the stockholders will consider and vote upon the following matters:

                  1. The election of seven directors to serve until the 1998 annual meeting or until their successors are duly elected and qualified; and

                  2. To transact such other business as may properly come before the meeting and any adjournment thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the seven nominees named herein. In the event a stockholder specifies a different choice by means of the enclosed proxy, all shares held by that stockholder will be voted in accordance with the specification so made.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on March 31, 1997 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 12,103,155 shares of Common Stock outstanding, all of which are entitled to one vote on all matters to be acted upon at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the shares of the Common Stock outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

         Directors of the Company are elected by a plurality vote. With respect to the election of directors, votes may be cast in favor of the nominees or withheld. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on this proposal.


                        EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth certain information with respect to the current executive officers of the Company.


         NAME                     AGE       POSITION

C. Cammack Morton                 45        President and Chief Executive
                                            Officer

Patrick M. Miniutti               49        Executive Vice President and Chief
                                            Financial Officer

Christopher G. Gavrelis           43        Senior Vice President - Management

Connell L. Radcliff               42        Senior Vice President - Development

Michaela M. Twomey                45        Senior Vice President and General
                                            Counsel


        C. Cammack Morton joined the Company in December 1995 as Chief Operating Officer and was elected President and a Director in January 1996. Effective January 1, 1997, Mr. Morton became the Company's Chief Executive Officer. Prior to his affiliation with the Company, Mr. Morton served as the Managing Director of Rothschild Realty, Inc. ("Rothschild") and President and Chief Executive Officer of the Charter Oak Group, Ltd. (the "Charter Oak Group"), a subsidiary of Rothschild engaged in the development and management of factory outlet centers. He joined Rothschild in 1987 as Vice President, was promoted to Senior Vice President in 1989 and to Managing Director in 1991. To resolve certain personal financial matters arising out of a limited partner obligation to the general partner of a real estate partnership, Mr. Morton filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in March 1994. After settling with the general partner, the bankruptcy case was dismissed in June 1994. Mr. Morton is the immediate past president of the Developers of Outlet Centers, the leading trade organization for the owners and operators of factory outlet centers. He also serves on the Editorial Advisory Board of SHOPPING CENTER WORLD and on the Advisory Board of VALUE RETAIL NEWS, a unit of the International Council of Shopping Centers.

        Patrick M. Miniutti joined the Company as Executive Vice President, Chief Financial Officer and Director in August 1996. Prior to his affiliation with the Company, Mr. Miniutti served for three years as Executive Vice President, Chief Financial Officer and Trustee of Crown American Realty Trust. Prior thereto, Mr. Miniutti held senior financial positions for a combined 12 years with New Market Companies, Inc., Western Development Corporation (predecessor to The Mills Corporation) and Cadillac Fairview Corporation Limited, which was preceded by ten years in public accounting, principally with national firms. Mr. Miniutti is a member of the American Institute of Certified Public Accountants and a former member of its Real Estate Accounting Committee which was responsible for promulgating most of the real estate accounting rules in practice today.

        Christopher G. Gavrelis joined the Company in December 1995 and was named Senior Vice President in January 1996. Prior to his affiliation with the Company, Mr. Gavrelis was Vice President of the Charter Oak Group for approximately four years. From 1989 to 1991, Mr. Gavrelis served as regional property manager for McArthur/Glen Realty Corp. (now HGI Realty, Inc.), a company engaged in the development and operation of factory outlets centers. Mr. Gavrelis is responsible for the Company's management, administration and construction activities.

         Connell L. Radcliff has served as Senior Vice President of the Company since its organization in April 1993. Mr. Radcliff joined North-South Management Corporation (a predecessor company) as Vice President - Leasing in 1989. From 1987 to 1989, Mr. Radcliff was a real estate broker for The Shopping Center Group, a real estate brokerage firm specializing in national tenant representation. Mr. Radcliff is responsible for the Company's development activities.

         Michaela M. Twomey joined the Company as Senior Vice President and General Counsel in August 1996. Ms. Twomey was previously with Morrison & Foerster LLP in Washington, D.C. for eleven years where she served as principal outside counsel to the Charter Oak Group since its inception. Prior thereto, she practiced primarily real estate law for seven years. Ms. Twomey is a member of the bars of the District of Columbia and Virginia as well as the Real Property, Probate and Trust Law Section of the American Bar Association.

                              BENEFICIAL OWNERSHIP

         BY MANAGEMENT. The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 31, 1997 by the: (a) Chief Executive Officer; (b) other current executive officers named on the Summary Compensation Table; (c) certain former executive officers named on the Summary Compensation Table; (d) directors; and (e) current executive officers and directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their name.

                                         AMOUNT AND NATURE OF        PERCENT
                                         BENEFICIAL OWNERSHIP       OF CLASS (1)

   C. Cammack Morton..................        210,100(2)               1.39%

   Patrick M. Miniutti................        136,500(3)                 *

   Christopher G. Gavrelis............         29,667(4)                 *

   Connell L. Radcliff................        121,891(5)                 *

   Robert O. Amick....................          4,324(6)                 *

   B. Mayo Boddie, Sr.................          5,124(6)                 *

   J. Richard Futrell, Jr.............          3,824(7)                 *

   John W. Gildea.....................        885,557(8)               5.85%

   Theodore E. Haigler, Jr............          4,134(9)                 *

   J. Dixon Fleming, Jr...............       373,582(10)               2.47%

   All current executive officers and      1,774,703(11)              11.72%
   directors as a group (10 persons)..


(1) An asterisk (*) indicates less than one percent. Class includes the common stock equivalents of the Series A Convertible Preferred Stock of the Company ("Convertible Preferred Stock") and warrants convertible into Common Stock.
(2) Includes 108,000 shares of restricted stock as to which Mr. Morton has sole voting power, and 100,000 shares subject to presently exercisable options.
(3) Includes 96,500 shares of restricted stock as to which Mr. Miniutti has sole voting power, and 40,000 shares subject to presently exercisable stock options.
(4) Includes 22,667 shares of restricted stock as to which Mr. Gavrelis has sole voting power, and 7,000 shares subject to presently exercisable stock option.
(5) Includes 6,000 shares of restricted stock as to which Mr. Radcliff has sole voting power, and 30,750 shares subject to presently exercisable stock options.
(6)    Includes 2,000 shares subject to presently exercisable stock options.
(7) Includes 2,000 shares subject to presently exercisable stock options and 200 shares held by a trust established for the benefit of Mr. Futrell.
(8) Includes 4,000 shares held by Mr. Gildea's spouse as custodian for their children as to which Mr. Gildea disclaims beneficial ownership, 111,111 shares of common stock equivalents of Convertible Preferred Stock as to which Mr. Gildea has sole voting power and 746,666 shares of common stock equivalents of Convertible Preferred Stock and warrants convertible into 20,000 shares of Common Stock owned by Network Fund III, Ltd. ("Network"). Mr. Gildea is a director of Network and a Managing Director of Gildea Management Company, which has an investment advisory agreement with Network.
                                       5

  (9) Includes 2,000 shares subject to presently exercisable stock options and ten shares held by Mr. Haigler as a custodian under the Uniform Gifts to Minors Act.
  (10) Includes 64,270 shares subject to presently exercisable options and 100 shares held by Mr. Fleming's spouse.
  (11) Includes 250,020 shares subject to presently exercisable options, 857,777 shares of common stock equivalents of Convertible Preferred Stock and warrants convertible into 20,000 shares of common stock.

        BY OTHERS. The following table sets forth certain information regarding each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of March 31, 1997.

   NAME AND ADDRESS OF           AMOUNT AND NATURE OF          PERCENT
    BENEFICIAL OWNER             BENEFICIAL OWNERSHIP        OF CLASS (1)
 Jeffrey B. Citrin(2)                 807,222(3)                5.33%
 950 Third Avenue
 17th Floor
 New York, NY 10022

(1) Class includes the common stock equivalents of the Convertible Preferred Stock and warrants convertible into Common Stock.
(2) Based upon a Schedule 13D dated July 22, 1996 filed with the Securities and Exchange Commission (the "SEC").
(3) Includes 547,222 shares of common stock equivalents as to which Blackacre Capital Group, L.P. possess voting and investment control and warrants convertible into 260,000 shares of Common Stock as to which Blackacre Bridge Capital, L.L.C. is the record holder. Jeffrey
        B. Citrin is the President of Blackacre Capital Management Corp., the general partner of Blackacre Capital Group, L.P. and the managing member of Blackacre Bridge Capital, L.L.C.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Bylaws give the Board of Directors the power to set the number of directors at no less than three nor more than fifteen. The number of directors presently is set at seven. B. Mayo Boddie, Sr., presently a director of the Company, has advised the Company that he will retire from the Board as of the date of the Annual Meeting. William D. Eberle has been nominated to succeed Mr. Boddie. Six incumbent directors have been nominated for reelection for one-year terms expiring at the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless marked otherwise, proxies received will be voted for the election of each of the nominees named below. If any nominee becomes unable or unwilling to serve before the Annual Meeting, the shares represented by proxy will be voted for a substitute nominee designated by the Board of Directors. Alternatively, the size of the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. The nominees for election at the Annual Meeting are set forth below.

 NAME                      AGE     PRINCIPAL OCCUPATION           DIRECTOR SINCE

C. Cammack Morton          45      President and Chief Executive       1996
                                   Officer of the Company

Patrick M. Miniutti        49      Executive Vice President and        1996
                                   Chief Financial Officer of the
                                   Company

Robert O. Amick            64      President of The Amick Group        1993

William D. Eberle          73      Chairman of Manchester               --
                                   Associates, Ltd.

J. Richard Futrell, Jr.    66      Former Chairman and Chief           1993
                                   Executive Officer of Centura
                                   Banks, Inc.

John W. Gildea             53      Managing Director of Gildea         1996
                                   Management Company and Advisor
                                   for The Network Funds

Theodore E. Haigler, Jr.   72      Former President and Chief          1993
                                   Executive Officer of
                                   Burroughs-Wellcome Co.


         For information on the business experience of Messrs. Morton and Miniutti, see "Executive Officers."

         Robert O. Amick is the President of The Amick Group, a financial consulting firm that he founded in 1992. Mr. Amick served as Vice President and Controller of J.C. Penney Co., Inc. from 1982 to 1992 and was a director of J.C. Penney Business Services, Inc. from 1985 to 1992. Mr. Amick also is a director of Protection Mutual Insurance Company and Park P.M. Company.

         William D. Eberle was a founder of Boise Cascade and is Chairman of Manchester Associates, Ltd., a venture capital and international consulting firm and is Of Counsel to the law firm of Kaye, Scholer, Fierman, Hays & Handler. Mr. Eberle is also Chairman of the Board of America Service Group Inc., a health care services company, Showscan Entertainment, Inc., a movie-based software and technology company, and Barry's Jewelry, Inc., a retail jewelry chain, and is a director of Ampco-Pittsburgh Corp., a steel fabrication equipment company,

Fiberboard Corporation, a timber manufacturer, Mitchell Energy and Development, a gas and oil company, and Mid-States PLC, an autoparts distributor headquartered in Nashville, TN.

         J. Richard Futrell, Jr. is the retired Chairman and Chief Executive Officer of Centura Banks, Inc., a position he held from 1989 to 1993. He currently serves as a member of Centura's board of directors and its executive committee.

        John W. Gildea has been Managing Director of Gildea Management Company and affiliates since 1990. From 1986 to 1990, he was Senior Vice President of Donaldson, Lufkin & Jenrette. Mr. Gildea also is President of Gildea Investment Co, an investment advisory firm, since 1983. He is a director of America Service Group, Inc., UNC, Inc., and Barry's Jewelers.

         Theodore E. Haigler, Jr. served as the President, Chief Executive Officer and a director of Burroughs- Wellcome Co. (now Glaxo Wellcome, Inc.), a pharmaceutical company, from 1986 until his retirement in 1989. Mr. Haigler was a director of Tenax Corporation and CCB Financial Corporation, a bank holding company, from 1974 to 1995.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE ABOVE-LISTED NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee and an Executive Compensation Committee. The Board of Directors does not have a nominating committee. During the year ended December 31, 1996, the Board of Directors held five meetings, the Audit Committee held four meetings and the Executive Compensation Committee held three meetings. Each director attended at least 75% of the Board of Directors and assigned committee meetings held during 1996.

         AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Amick, Futrell and Haigler, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement, approves professional services provided and fees charged by the independent public accountants, reviews the independence of the independent public accountants and determines the adequacy of the Company's internal accounting controls.

         EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee, which consists of Messrs. Haigler, Amick and Boddie, determines the compensation of the executive officers and administers the Stock Incentive Plan.

COMPENSATION OF DIRECTORS

         The Company pays an annual fee of $12,000 to directors who are not employees of the Company, plus a fee of $1,000 for each Board of Directors or assigned committee meeting attended. The annual fee is payable in equal installments at each regular quarterly meeting. Under the Company's 1995 Outside Directors' Stock Award Plan one-half of the annual fee is paid in shares of Common Stock. Each non-employee director also is reimbursed for expenses incurred in attending meetings of the Board of Directors and assigned committees. Employees of the Company who are directors receive no additional compensation for their service as directors.

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young LLP ("Ernst & Young") served as independent auditors for the Company for the fiscal year 1996. The Audit Committee of the Board of Directors presently is reviewing the performance of the independent certified public accountants and thus has not selected a public accountant for fiscal year 1997 for ratification by the stockholders. Representatives of Ernst & Young are expected to present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation of (i) the Chief Executive Officer, (ii) the three most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 1996 and (iii) one former executive officer (collectively, the "Named Executive Officers") for services rendered in all capacities during 1996.


                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                        ANNUAL                COMPENSATION
                                                     COMPENSATION                AWARDS
                                             ----------------------------- ------------------------------

                                                                            RESTRICTED       SECURITIES       ALL OTHER
                                                SALARY         BONUS          STOCK          UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR         ($)            ($)           AWARD($)       OPTIONS (#)          ($)
--------------------------------- ---------- ------------- --------------- -------------- --------------- -----------------
C. Cammack Morton                   1996       287,692        112,500(1)   900,000(2)           300,000          3,570(3)
   President and Chief              1995        11,458            --          --                   --              --
    Executive Officer

Patrick M. Miniutti                 1996        70,769(4)      40,625(1)   776,250(2)           200,000         50,000(5)
   Executive Vice President and
    Chief Financial Officer

Christopher G. Gavrelis             1996       129,742         37,500(1)   166,670(2)            35,000          1,163(3)
   Senior Vice President            1995         5,208             --         --                   --               --
    -Management

Connell L. Radcliff                 1996       181,923         37,500(1)      --                   --            3,750(3)
   Senior Vice President -          1995       158,654         41,250         --                 18,000          3,332(3)
    Development                     1994       150,000           --           --                   --            3,173(3)

J. Dixon Fleming, Jr.               1996       300,173           --       (900,000)(6)             --          770,750(7)
   Former Chairman and              1995       297,000         75,625      900,000               25,000          4,442(3)
    Chief Executive Officer         1994       275,000           --          --                    --            3,808(3)


  (1) The 1996 bonuses were paid in the form of restricted stock; at the time of the award the market price of Common Stock was $6.25 per share. The restricted stock issued in lieu of cash bonuses is subject to a three-year cliff vest.
  (2) Pursuant to employment agreements entered into between the Company and Messrs. Morton, Miniutti and Gavrelis, restricted stock of 90,000, 90,000 and 16,667 shares, respectively, were issued to each executive. The value of the restricted stock is based on the market price of Common Stock at the date of grant. At December 31, 1996, the market value of such shares was $596,250 for Messrs. Morton and Miniutti and $110,419 for Mr. Gavrelis.
  (3) Consists of matching contributions to the Company's 401(k) Retirement and Savings Plan.
  (4) Mr. Miniutti joined the Company in August 1996 and, therefore, his salary for 1996 represents only a portion of the year (see "Employment Agreements").
  (5)    Allowance for relocation expenses paid by the Company.

        (6) Restricted stock of 90,000 shares originally awarded as a long-term incentive with a market value of $10.00 per share Common Stock on the date of grant pursuant to Mr. Fleming's employment agreement. Such shares were cancelled upon his termination as an officer and director of the Company. Mr. Fleming received the equivalent value of 16,000 shares, or approximately $100,000, pursuant to his employment agreement, which is included as other compensation (see Note (7) below).
        (7) Includes amounts accrued as of December 31, 1996 representing the remaining value of Mr. Fleming's employment contract (see "Executive Compensation -- Severance Agreements") and matching contributions to the Company's 401(K) Retirement and Savings Plan.

        STOCK OPTIONS

         The following table provides certain information regarding the stock options granted during 1996 to the Named Executive Officers.


                                            OPTION GRANTS IN LAST FISCAL YEAR
                                                     INDIVIDUAL GRANTS
                                 ----------------------------------------------------------
                                 NUMBER OF                                                      POTENTIAL REALIZABLE
                                 SECURITIES     PERCENT OF TOTAL                                  VALUE AT ASSUMED
                                 UNDERLYING     OPTIONS GRANTED                                 ANNUAL RATES OF STOCK
                                  OPTIONS        TO EMPLOYEES     EXERCISE                      PRICE APPRECIATION FOR
                                  GRANTED       IN FISCAL YEAR     PRICE       EXPIRATION           OPTION TERM($)(1)
       NAME                         (#)              (%)            ($)           DATE           5% ($)         10% ($)
     -------------------------------------------------------------------------------------------------------------------
     C. Cammack Morton           300,000(2)          48.8%           10.25       2/14/06       1,935,000      4,902,000

     Patrick M. Miniutti         200,000(3)          32.5%           8.625       8/26/06       1,085,000      2,749,000

     Christopher G. Gavrelis      35,000(3)           5.7%           10.25       2/14/06         225,750        571,900

        (1) In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of ten years at annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.
        (2) 100,000 option shares vested upon grant with the remainder at 20% per year.
        (3)     20% vested upon grant with the remainder at 20% per year.

                The following table sets forth certain information concerning the number of shares of Common Stock underlying options held by each of the Named Executive Officers and the value of such options at December 31, 1996.

                                  FISCAL YEAR-END OPTION VALUES

                                   NUMBER OF                  VALUE OF
                             SECURITIES UNDERLYING          IN-THE-MONEY
                              UNEXERCISED OPTIONS            OPTIONS AT
                                   AT FISCAL              FISCAL YEAR-END
                                 YEAR-END (#)                   ($)
                                 EXERCISABLE/               EXERCISABLE/
          NAME                   UNEXERCISABLE             UNEXERCISABLE
-------------------------- -------------------------- -------------------------

 C. Cammack Morton              100,000/200,000                  --

 Patrick Miniutti                40,000/160,000                  --

 Christopher G. Gavrelis          7,000/28,000                   --

 Connell L. Radcliff             30,750/32,500                   --

 J. Dixon Fleming, Jr.           64,270/50,180                   --


LONG-TERM COMPENSATION

        The following table sets forth certain information regarding long-term incentive awards made to the Named Executive Officers during 1996 in the form of Restricted Stock.

            LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                         PERFORMANCE OR
                                 NUMBER OF             OTHER PERIOD UNTIL
          NAME                   SHARES (#)           MATURATION OR PAYOUT
-------------------------- ------------------------ ---------------------------
  C. Cammack Morton               90,000                   10 years (1)

  Patrick M. Miniutti             90,000                   10 years (1)

  Christopher G. Gavrelais        16,667                    3 years (2)

  J. Dixon Fleming, Jr.           90,000                    10 years (3)

(1) Awards increased to 150,000 shares and 120,000 shares, respectively, subsequent to December 31, 1996 for Messrs. Morton and Miniutti with vesting to occur in ten equal annual installments, provided Mr. Morton and Mr. Miniutti continue to be employed by the Company.
(2) Vesting to occur in three equal annual installments, provided Mr. Gavrelis continues to be employed by the Company.
(3) The 90,000 shares awarded to Mr. Fleming were canceled upon his termination as an officer and director of the Company.

EMPLOYMENT AGREEMENTS

        ANNUAL COMPENSATION AND BASIC TERMS. The Company is a party to employment agreements with Messrs. Morton, Miniutti, Gavrelis and Radcliff. The agreements with Messrs. Morton and Miniutti were entered into in December 1995 and August 1996, respectively, and provide for an initial three-year term which is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate as of the end of the then-existing three-year term by giving one year's prior written notice. The agreement with Mr. Gavrelis was entered into in December 1995 and provides for an initial two-year term. The agreement with Mr. Radcliff was entered into in May 1993 and provided for an initial two-year term, which has been extended through May 1997. If the employment of any executive is terminated due to "change of control" an additional two years will added to the unexpired term of the respective agreements. Pursuant to their respective agreements, each executive is required to devote his entire business time to the Company and is prohibited from competing with the Company for a period of one year following termination of employment. Pursuant to recent actions by the Independent Directors, following consultations with an executive compensation consultant retained by the Executive Compensation Committee, as more fully described in the Executive Compensation Committee Report on Executive Compensation, the employment agreements will be revised to reflect current base annual salaries as follows:
  Mr. Morton - $330,000; Mr. Miniutti - $225,000; Mr. Gavrelis - $160,000; and
  Mr. Radcliff - $182,000. In addition, Messrs. Morton and Miniutti will receive 30,000 shares and 15,000 shares of restricted stock as part of their annual compensation, respectively, based on an equivalent cash value of approximately $200,000 and $100,000, respectively. The number of restricted shares issued annually will be adjusted on March 1st of each year based on the then market price of the stock. Such restricted stock will be subject to a one year cliff vest. The base annual salaries are subject to periodic increases based upon the performance of the Company and the executive. Messrs. Morton and Miniutti each agreed to take the raises in their base salaries for 1997 in the form of restricted stock, which will be subject to a three year cliff vest, in the amounts of 6,000 shares and 4,500 shares, respectively. In addition, they have agreed to take all future raises in the form of restricted stock subject to similar vesting provisions. If the employment of any executive is terminated "without cause" (as defined in the respective agreements), such executive will be entitled to (i) the greater of the base salary payable to the executive for the remainder of the then existing employment term or one year's base salary,
  (ii) in the case of Messrs. Morton and Miniutti, the product of the number of years representing the unexpired term of the agreement and an amount equal to the average bonuses paid to such executive over the three years immediately prior to termination, and in the case of Messrs. Gavrelis and Radcliff, a pro rata portion of any incentive compensation or bonus payable for the years of termination and (iii) certain other accrued benefits.

        LONG-TERM COMPENSATION. Subsequent to December 31, 1996, in recognition of the increases in their responsibilities and after consultation with an executive compensation consultant, the Independent Directors replaced the previous long-term incentive plan awards of 90,000 shares of restricted stock for Messrs. Morton and Miniutti with grants of 150,000 shares and 120,000 shares, respectively. These grants are being issued pursuant to the Company's 1996 Restricted Stock Plan. These restricted shares will vest in ten equal annual installments commencing on March 1, 1997, provided each executive continues to be employed by the Company. If the Company (i) does not extend the executive's employment agreement beyond its initial three-year term; or
  (ii) terminates the executive "without cause" (as defined in their respective employment agreements) all unvested shares of restricted stock will become fully vested. The executives will be entitled to receive dividends on only the vested shares. Mr. Gavrelis was awarded 16,667 shares of restricted stock which vests in three equal annual installments commencing December 14, 1996, provided he continues to be employed by the Company.

        In addition, the employment agreements for Messrs. Morton, Miniutti and Gavrelis provide for the grant of options to purchase 300,000, 200,000 and 35,000 shares of the Common Stock, respectively. The Company granted the options to Messrs. Morton and Gavrelis at an exercise price of $10.25 per share and at $8.625 per share for Mr. Miniutti, based upon the market price of the Common Stock on the date of grant. The options for Mr. Morton vest on the following schedule: 100,000 shares at date of grant and 20% of the remainder per year thereafter. The options for Messrs. Miniutti and Gavrelis vest at the rate of 20% at date of grant and 20% per year thereafter.

  SEVERANCE AGREEMENTS

        The Company is also party to an employment agreement with Mr. Fleming, which stipulates an annual base salary of $285,000. Mr. Fleming's employment as chief executive officer of the Company terminated effective December 31, 1996 and he resigned as chairman effective February 15, 1997. The Company agreed to treat his departure as a termination without cause pursuant to the terms of his employment agreement with the Company. Pursuant to such agreement, Mr. Fleming is entitled to severance payments through December 1998 that are expected to aggregate approximately $600,000. He will also be entitled to certain other benefits. In addition, pursuant to the agreement, Mr. Fleming waived his rights with respect to 90,000 shares of restricted stock of the Company, however, he is entitled to receive the equivalent value of 16,000 shares, or approximately $100,000 as additional compensation. Mr. Fleming and the Company also agreed to modify the non-competition provisions of Mr. Fleming's employment agreement to permit Mr. Fleming's ownership, management, control or participation in the development of outlet shopping centers located outside the United States.

        The Company was party to employment agreements with David A. Hodson, John M. Slocum and R. Kenneth Langston, all former officers of the Company. In 1995, the Company entered into severance agreements with the three former officers which provided them with certain severance payments, which the Company recorded as an expense in 1995. The severance agreements also provided for the vesting of certain stock options and the continued participation in the Company's medical and dental insurance plans.

  CHANGE IN CONTROL ARRANGEMENTS

        Under the employment agreements, termination "without cause" includes any termination resulting from a "change in control" of the Company. The term "change in control" generally is defined under the employment agreements to include the first to occur of the following: (i) any person or group owns or controls 50% or more of the outstanding Common Stock, (ii) any person or group who owned less than 5% of the outstanding Common Stock on the date of the agreement owns 20% or more of the outstanding Common Stock or (iii) the stockholders of the Company approve a business combination that will result in a change in ownership of 20% or more of the outstanding Common Stock. Upon the occurrence of a "change in control" of the Company all non-vested Restricted Stock will become immediately vested.

       In addition, upon the occurrence of a "change in control" of the Company (as defined in the Option Plan), all non-vested stock options granted thereunder become immediately vested and exercisable in full. "Change in control" generally is defined under the Option Plan to occur at such time as any person or group beneficially owns at least 25% of the outstanding Common Stock.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The philosophy of the Executive Compensation Committee (the "Committee") with respect to the compensation of the Company's executive officers is (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align the compensation of such executives with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company, which serves to align compensation with the interests of stockholders. To this end, the Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities and the Company's performance in attaining financial and non-financial objectives. The primary components of the Company's executive compensation program are (i) base salaries, (ii) bonuses for executive officers;
(iii) stock options and (iv) restricted stock. Each of these elements is discussed below.

         BASE SALARIES. The annual base salaries of each of the Named Executive Officers have been established pursuant to employment agreements entered into between each officer and the Company. The annual base salaries provided in the agreements are subject to periodic increases to be determined by the Committee in its discretion based upon (i) a qualitative and quantitative review of the performance of the Company (including consideration of factors such as funds from operation) and the executive and (ii) the compensation of executives with similar responsibilities employed by companies similar in size, and that generally are considered to be comparable to the Company. The Committee has engaged a national executive compensation consultant for the purpose of obtaining comparative information and advice on each of the components of executive compensation. The Committee believes that the majority of the Company's executive officers are at or near the average for base salaries and total compensation as compared to that of the Company's peers. The Committee would like to increase base salaries to the 75th percentile level in the future. See "Employment Agreements - Annual Compensation and Basic Terms."

         BONUSES. In connection with the Company's initial public offering, the Company disclosed that it intended to implement a bonus plan for its executive officers and certain key employees. Pursuant to the proposed bonus plan, covered individuals would be able to earn cash bonuses if the Company's funds from operations (which generally represent net income (loss), excluding gains (losses) from sales of property, plus certain noncash items, primarily depreciation and amortization) per share increased by more than five percent from the previous year's level. The Committee believes that in the future this plan should be replaced with a Management By Objectives ("MBO") plan based on Company and individual performance. The weighting between Company performance and individual performance would be determined on the basis of position and responsibilities. The performance targets would be determined for both Company performance and individual performance. The amount of the bonus received would be based on the MBO plan performance versus the established targets for each employee. Achieving the targets would result in bonuses ranging from 10% to 45% of base salary, with maximum bonuses ranging from 20% to 75% of base salary for performance achievements greater than the targets.

         In February 1997, the Committee determined that it was appropriate to provide for bonuses for 1996 in accordance with the intent of the foregoing bonus plan based primarily upon an increase in the funds from operations for 1996 of $2.1 million, or 17%, from 1995. The bonuses were paid in the form of restricted stock to the officers of the Company in lieu of a cash bonus which shares are subject to a three year cliff vest and represent 150% of an equivalent cash bonus of an average of 20% of the salaries for the officers.

         STOCK OPTIONS. The Company established an Employee Stock Incentive Plan (the "Stock Incentive Plan") in 1993 for the purpose of attracting and retaining the Company's executive officers and other employees. A maximum of 1,100,000 shares of Common Stock are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan allows for the grant of "incentive" and "nonqualified" options (within the meaning of the Internal Revenue Code) that are exercisable at a price equal to the closing price of the Common Stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. All of the Company's executive officers are eligible to receive options to purchase shares of Common Stock granted under the Stock Incentive Plan. The Committee believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. The Committee also believes that issuing stock options to executives benefits the Company's stockholders by encouraging executives to own the Company's stock, thus aligning executive pay with stockholder interests. Options for 615,000 shares were granted during 1996 to primarily new executive officers as an inducement for them to enter into employment agreements with the Company. (See "Employment Agreements - Long-Term Compensation.")

         RESTRICTED STOCK. The Company established the FAC Realty, Inc. 1996 Restricted Stock Plan (the "Restricted Plan"), reserving 350,000 shares of Common Stock for issuance thereunder, to give the Committee more flexibility in designing equity-based compensation arrangements to attract, motivate and retain executives and other key employees. Such equity-based compensation is designed to more closely align the financial interests of management with that of the shareholders. Pursuant to recent action by the Board of Directors, the Company has reserved an additional 150,000 shares of Common Stock for issuance under the Restricted Plan. The Restricted Plan, which is administered by the Committee, provides for the grant of restricted stock awards to any new or existing employee of the Company, including executive officers. Awards under the Restricted Plan typically will be subject to various vesting schedules ranging from one to ten years from the date of grant. The Restricted Plan permits the Committee to customize the vesting schedule by deferring the commencement date, lengthening the vesting period and/or conditioning vesting upon the achievement of specified performance goals. During 1996, the Company granted 196,667 shares of restricted stock to three senior executive officers as an inducement for them to enter into employment agreements with the Company. (See "Employment Agreements - Long-Term Compensation.") The Committee determined that these grants were appropriate features of the compensation arrangements designed to attract and retain these executive officers.

         CHIEF EXECUTIVE OFFICER'S COMPENSATION. C. Cammack Morton's compensation for 1996 as the Company's President and Chief Operating Officer consisted of an annual base salary of $285,000, which is subject to periodic increases to be determined by the Committee in its discretion based upon (i) a qualitative and quantitative review of the performance of the Company (including consideration of factors such as funds from operations) and Mr. Morton and (ii) the compensation of executives with similar responsibilities employed by companies similar in size, and that generally are considered to be comparable to the Company. Effective January 1, 1997, Mr. Morton became the Company's Chief Executive Officer. See "Employment Agreements - Annual Compensation and Basic Terms." In addition, consistent with the intent of the bonus plan discussed above under "Bonuses", the Committee granted a bonus to Mr. Morton for 1996 based on the Company's performance of 18,000 shares of restricted stock subject to a three-year cliff vest which had a market value at date of grant of $112,500.

         The employment agreement with J. Dixon Fleming, Jr., the Company's former chairman and chief executive officer, which consisted of a base salary of $285,000 in 1996, was terminated. (See "Severance Agreements.")

         SECTION 162(M) OF THE INTERNAL REVENUE CODE. The Company does not expect Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to affect the deductibility for federal income tax purposes of the compensation of the Company's executive officers in 1996. In the future, the Company intends to review periodically the applicability of Section 162(m) to the Company's compensation programs, including its potential impact on stock options and restricted stock awarded to executive officers, and, if considered appropriate, to develop a policy with respect to the Company's compliance with
Section 162(m).

         The Compensation Committee is pleased to submit this report to the stockholders.

                       Theodore E. Haigler, Jr., Chairman
                               B. Mayo Boddie, Sr.
                                 Robert O. Amick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1996, the following individuals (none of whom was or had been an officer or employee of the Company) served on the Company's Executive Compensation Committee: Theodore E. Haigler, Jr., Robert O. Amick and B. Mayo Boddie, Sr. There were no interlocks with other companies within the meaning of the SEC's proxy rules during 1996.

CERTAIN TRANSACTIONS

        On May 5, 1995 the Company purchased three parcels of land near its Smithfield, North Carolina factory outlet center totaling 4.94 acres for $735,000 from two partnerships, of which former executive officers and their affiliates are general partners. The parcels were used as part of the expansion of the Smithfield center.

        In 1994, the Company's Board of Directors approved acquisition of certain land adjacent to one of the Company's existing outlet centers for potential expansion of that center. The cost of the land acquisition was $400,000. The seller of the land was a partnership whose partners include former executive officers of the Company.

        During 1993, the Company acquired a 19 acre tract of land in a non-monetary transaction from a partnership whose partners include two former executive officers of the Company. The recorded value of the land was $748,000. In return for the land, the Company assumed certain outstanding debt and the remaining purchase price was settled by reducing amounts owed to the Company by a tenant whose majority owners were also partners in the partnership. A review of this transaction resulted in J. Dixon Fleming, Jr., the Company's former Chairman and Chief Executive officer, agreeing to permit the Company to satisfy a $0.6 million asset valuation issue by offsetting amounts otherwise owed to Mr. Fleming pursuant to his employment agreement (see "Severance Agreements") or by the acceptance from Mr. Fleming of some other cash or value equivalent. The Company has recently entered into an agreement with Mr. Fleming to sell to him the 19 acre land tract for the sum of $750,000 which would satisfy the asset valuation issue. The consummation of this transaction is secured by the unpaid severance amounts due to Mr. Fleming. Also in settling the terms of Mr. Fleming's severance and non-competition restrictions, $0.25 million of his severance was applied to certain advertising expenses incurred by the Company.

        The Company has granted Mr. Fleming an option to purchase the Company's interest in a project to develop international outlet centers for an amount equal to the Company's total costs plus interest. Mr. Fleming has also agreed to be responsible for the costs of the project in excess of $250,000. The option expires on December 31, 1997. In the event such option is not exercised, the Company has agreed to negotiate a similar option, exercisable in 1998 for the greater of (i) the fair market value of such investment, or (ii) $250,000 plus interest.

PERFORMANCE GRAPH

         Set forth is a line graph comparing the yearly percentage change in the Company's cumulative total return on the Common Stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite - 500 Index (the "S&P Index") and the NAREIT Equity REIT Total Return Index (the "REIT Index") based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 in the Common Stock on June 3, 1993 (the date of the Company's initial public offering) and the reinvestment of dividends.

                             FAC REALTY TRUST. INC.

       (A Performance Graph appears here with the following plot points:)

                             6/93    12/93    12/94    12/95    12/96
FAC Realty Trust, Inc.      $100      $104     $97      $68      $37
             S & P 500      $100      $105    $106     $146     $180
    NAREIT Equity REIT      $100      $101    $104     $120     $163

* Initial public offering completed in June 1993


                                  OTHER MATTERS

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and owners of more than 10% of the Company's Common Stock ("10% beneficial owners") to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of such forms received by it and on written representations from certain reporting persons, the Company believes that during the year ended December 31, 1996, all required Section 16(a) reports were filed on a timely basis.

         OTHER BUSINESS. The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, including matters incident to the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they deem appropriate with respect to such matters.

         STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, FAC REALTY, INC., 11000 REGENCY PARKWAY, SUITE 300, CARY, NORTH CAROLINA 27511. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company at 11000 Regency Parkway, Suite 300, Cary, North Carolina 27511 on or before December 15, 1997 for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.

                                           By Order of the Board of Directors

                                           /s/ Robin W. Malphrus
                                           ROBIN W. MALPHRUS, ESQ.
                                           SECRETARY
Dated: April 30, 1997

*******************************************************************************
                                   APPENDIX



                              FAC REALTY, INC.
                                   PROXY
                                    for
                  Annual Meeting of Stockholders, May 29, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
  The undersigned hereby appoints Robert O. Amick, J. Richard Futrell, Jr.
and Theodore E. Haigler, Jr., or any of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of common stock of FAC Realty, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Homewood Suites Hotel, 100 Macalyson Court, Cary, NC 27511, on Thursday, May 29, 1997, at 10:00 a.m., Eastern Time, and any adjournment thereof.
  Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 30, 1997, is hereby acknowledged.

  This Proxy will be voted in accordance with the instructions marked herein, and in accordance with the recommendation of the Board of Directors if no instructions to the contrary are marked herein. If any other business is transacted at the Annual Meeting (including matters incident to the conduct of the Annual Meeting), this Proxy will be voted in the discretion of, and in accordance with, the best judgment of the proxies (no other business is currently known).

  1. The election of seven directors of the Company to serve until the 1998 Annual Meeting or until their successors are duly elected and qualified:

     Nominees: C. Cammack Morton, Patrick M. Miniutti, Robert O. Amick, William D. Eberle, J. Richard Futrell, Jr., John W. Gildea,
Theodore E. Haigler, Jr.
                  FOR                    WITHHOLD
(Instruction: To withhold authority to vote for any individual nominee, print the nominee's name for which authority is withheld below.)



Note: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.


                                               Dated:_____________________

                                               ___________________________
                                               Signature

                                               ___________________________
                                               Signature

                                               Please mark boxes in blue or
                                               black ink.
                                               Please return promptly in the
                                               enclosed envelope which requires
                                               no postage if mailed in the
                                               U.S.A.